Exhibit 10.2

NOTICE OF AWARD OF PERFORMANCE UNITS
Jackson Financial Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby awards to you a performance unit award (the “Award”) with respect to the number of shares of the Company’s common stock (“Shares”) indicated below in this Notice of Award of Performance Units (the “Notice”). The Award is effective on the grant date indicated below and is subject to the terms set forth herein and in the Performance Unit Award Agreement attached hereto (the “Award Agreement”) and the Plan, each of which is incorporated by reference. Capitalized terms that are used in this Notice but not defined in this Notice have the meanings given to such terms in the Plan.

Exhibit 10.2

Participant:	Christopher Raub
Grant Date:	10-Sep-2023
Performance Units:
You have been awarded a target number of 7,265 Performance Units (the “Target PSUs”) representing the right to receive a number of Shares equal to 0% to 200% of the Target PSUs, subject to adjustment as provided in Section 7 of the Agreement.

Settlement Form:	Share settled
Performance Cycle: Vesting Schedule:
The three-year period commencing January 1, 2023 and ending December 31, 2025.
The Performance Units shall vest based on the satisfaction of two conditions: achievement of the Performance Goals specified in Section 4 of the Award Agreement and the Participant’s continued employment with the Company or one or more of its Subsidiaries through the third anniversary of the Grant Date (the “Vesting Date”) and subject further to modification based on the Company’s three-year Relative Total Shareholder Return and, in certain cases, accelerated vesting, all as specified in the attached Award Agreement.

Performance Goals:	Target Adjusted Operating Return on Equity

Threshold: 12.0%
Target: 15.0%
Maximum: 18.0%
Generation of Net Cash Flow Available to the Company
Threshold: $2,949,000,000
Target: $4,449,000,000
Maximum: $5,949,000,000
The vesting level otherwise achieved under these
Performance Goals will be adjusted based on the
Company’s three-year Relative Total Shareholder Return placement as compared to the peer group identified by the Committee for this purpose, as specified in Section 4(f) of the attached Award Agreement; however, in no event shall the vesting level of the Target

Exhibit 10.2

Please review the Plan and the attached Award Agreement for important information about the Performance Units. For your award to be effective, the Award Agreement must be electronically reviewed and accepted on the Shareworks by Morgan Stanley website at https://shareworks.solium.com/solium/servlet/userLogin?requested_lang=en within three months of the grant date. If you have any questions regarding the Shareworks by Morgan Stanley website, you can call 1-877-380-7793. If you have general inquiries on your Award, please contact compensation@jackson.com.
Attachments: Performance Unit Award Agreement -3-

Exhibit 10.2

PERFORMANCE UNIT AWARD AGREEMENT
This Award Agreement contains the terms and conditions of the Performance Units awarded by the Company to the Participant indicated in the Notice of Award of Performance Units to which this document is attached (the “Notice”), and constitutes a binding agreement by and between Jackson Financial Inc. (the “Company”), and the employee whose name is set forth on the Notice. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Jackson Financial Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”).

1.Grant of Performance Units. The Company hereby evidences and confirms its grant to the individual whose name is set forth on the Notice (the “Participant”), effective as of the grant date set forth on the Notice (the “Grant Date”), of the number of target Performance Units set forth on the Notice (the “PSUs”). The PSUs represent the unfunded, unsecured right of the Participant to receive Shares or a cash payment that is equal to the Fair Market Value of such Shares, in accordance with the Settlement Form identified in the Notice, in such number and at such times as determined pursuant to the Notice and this Award Agreement. The PSUs are also subject to the terms and conditions of the Notice and the Plan, which are incorporated by reference herein.
2.Vesting of PSUs; Effect of Termination of Employment.
(a)Vesting. PSUs shall generally vest only upon the satisfaction of two conditions:
achievement of the performance conditions specified in Section 4 below and satisfaction of the service condition set forth in this Section 2. Except as otherwise provided in this Section 2 or in the Plan or as approved by the Administrator, the PSUs that are earned, in accordance with the performance vesting schedules set forth in Section 4, and not forfeited pursuant to this Award Agreement, shall vest in accordance with the terms of this Award Agreement (including the Notice and the Plan), subject to the Participant’s continued employment through the Vesting Date (as defined in the Notice). PSUs that are earned and vested shall be settled as provided in Section 5.
(b)Effect of Termination of Employment. In the event of a Participant’s termination of employment prior to the Vesting Date, outstanding, unvested PSUs shall vest or become forfeited as follows (the occurrence of each such event described in Section 2(b)(i)-(iii), a “Vesting Event”):
(i)    Death. All of the Target PSUs shall become fully vested on the Participant’s death, subject in each case to the Participant’s continued employment with the Company or its Subsidiary through such date;
(ii)    Without Cause; for Good Reason. If the Participant’s employment is terminated (y) by the Company or its Subsidiary without Cause; or (z) by the Participant for Good Reason (as defined below) then, (1) to the extent then unvested, a pro rata portion of the PSUs shall become vested based on the actual achievement of the Performance Goals during the entire Performance Cycle (as if the Employee’s employment had continued through the entire Performance Cycle), with such resulting number of earned PSUs then multiplied by a fraction representing the portion of period between the Grant Date and the Vesting Date that has elapsed through the date of the Employee’s actual date of termination of employment, and (2) any PSUs that do not vest pursuant to this 2(b)(ii) shall automatically be forfeited and cancelled; and

-A1 of 11-

Exhibit 10.2

(iii)    Disability or Qualifying Retirement. If the Participant’s employment terminates prior to the Vesting Date due to the Participant’s Disability or in a Qualifying Retirement (as defined below), a number of the PSUs shall be earned and become vested based on the actual achievement of the Performance Goals during the entire Performance Cycle (as if the Participant’s employment had continued during the entire Performance Cycle) and any PSUs that do not vest pursuant to this 2(b)(iii) shall automatically be forfeited and cancelled; provided, that (i) at least six (6) months must have elapsed from the Grant Date to the date of termination of the Participant’s employment for any termination initiated by the Employee to be treated as a Qualifying Retirement, and (ii) in the case of the Employee’s Qualified Retirement, such vesting shall be conditioned on the Participant executing a general release of claims as described in Section 5(b) and on the Administrator’s determination that the Employee remains in material compliance with the restrictive covenants set forth in Section 13(b).
(iv)    Any Other Reason. Upon termination of the Participant’s employment before the Vesting Date for any reason other than the Employee’s death, Disability, Qualifying Retirement, termination by the Company without Cause or by the Participant for Good Reason, all PSUs shall be forfeited and cancelled as of the effective date of such termination.
(c)Employment. For purposes of this Award Agreement, employment with the Company will be deemed to include employment with, or, if approved by the Administrator, other service to, the Company or the Company’s Subsidiary, but in the case of employment with or service to a Subsidiary, only during such time as such Subsidiary is an affiliate of the Company.
(d)Effect of a Change in Control. Upon the occurrence of a Change in Control, all then outstanding unvested PSUs shall be treated as provided in the Plan.
3.Termination for Cause. If the Participant’s employment is terminated for Cause, or if the Participant resigns at such time as the Company could have terminated the Participant’s employment for Cause, then notwithstanding any other provision of this Award Agreement, the Participant will immediately forfeit any remaining PSUs, along with any Shares issuable (or cash otherwise payable, as applicable) with respect to such PSUs (even if otherwise vested) for which Shares (or cash) have not yet been delivered, and any amounts payable under Section 10(b).
4.Performance Conditions. The PSUs shall vest based on the achievement of the following Performance Goals, as set forth in the schedules below:
(a)Adjusted Operating Return on Equity: The extent to which forty percent (40%) of the Target PSUs are earned shall be determined by reference to the achievement of Adjusted Operating Return on Equity, as follows:

-A2 of 11-

Exhibit 10.2

Adjusted Operating Return on Equity Achievement:	Number of Performance Units Earned (as a percentage of the Target PSUs assigned to this performance goal):
Below threshold	0%
Threshold	50%
Target	100%
Maximum	200%

For this purpose, “Adjusted Operating Return on Equity” means the average of the Adjusted
Operating Return on Equity for each fiscal year ending during the Performance Cycle. The
Adjusted Operating Return on Equity for a fiscal year is determined by dividing (i) Adjusted Operating Earnings by (ii) the average of the Adjusted Book Value for the fiscal year. For this purpose, “Adjusted Operating Earnings” means Adjusted Operating Earnings as defined in Jackson Financial Inc.’s U.S. Securities and Exchange Commission filings.
Adjusted Operating Earnings for each of the three years that is used in the calculation of Adjusted Operating Return on Equity may be adjusted to exclude (i) the net impact of equity market total returns over the period outside a corridor of 7% above or below the equity market total return assumption under the Company’s business plan, (ii) the impact on spread earnings resulting from movement in the 10-year Treasury rate, relative to the beginning of year rate, of more than 2%, and (iii) the impact on net investment income resulting from increases (or decreases) in general account assets resulting from net freestanding derivatives gains (or losses) in excess of $2 billion.
Adjusted Book Value is defined as total stockholders’ equity determined in accordance with U.S. GAAP, adjusted to exclude accumulated other comprehensive income attributable to Jackson Financial Inc. Accumulated other comprehensive income attributable to Jackson Financial Inc. does not include accumulated other comprehensive income arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. For significant movements arising from the interaction of path dependent rate or equity movements and the risk framework in place during the period, the Committee may assess the performance of the hedging program to adjust the average Adjusted Book Value outcome used in the calculation of Adjusted Operating Return on Equity. The Committee may also adjust the average Adjusted Book Value to exclude the impact over the performance period of significant events, including, but not limited to, new business investment, business continuity disruptions, restructuring initiatives, mergers and acquisitions, guarantee fund assessments in the event of insurance company liquidations, material litigation and regulatory matters, and legislative, regulatory, or accounting changes, as determined by the Committee, or such other factors as enumerated in Section 9.5 of the Plan.
(b)    Generation of Net Cash Flow Available to the Company: The extent to which sixty percent (60%) of the Target PSUs are earned shall be determined by reference to the achievement of Generation of Net Cash Flow Available to the Company, as follows:

-A3 of 11-

Exhibit 10.2

Generation of Net Cash Flow Available to the Company:	Number of Performance Units Earned (as a percentage of the Target PSUs assigned to this performance goal):
Below threshold	0%
Threshold	50%
Target	100%
Maximum	200%

For this purpose, “Generation of Net Cash Flow Available to the Company” means (1) the sum of cash flows to or available to the Company from its operating Subsidiaries in the form of (i) dividends, (ii) return of capital distributions, (iii) interest payments on intercompany surplus notes, (iv) payments related to expense or tax-sharing arrangements, (v) other similar payments, and (vi) unremitted cash in excess of the upper end of the stated target RBC range, minus, unless and to the extent that the Company otherwise specifies at the time of grant, (2) capital contributions to the Company’s operating Subsidiaries. This measure considers cash flows related to performance in calendar year periods which may take place in the following calendar year (i.e., dividends from operating company pertain to excess capital development over a calendar year period, but are likely to be remitted in Q1 of the following year to allow for regulatory approval process). Generation of Net Cash Flow Available to the Company is distinct from any of the Company’s capital actions, such as common stock dividends and repurchases, debt reduction payments and mergers and acquisitions.
Generation of Net Cash Flow Available to the Company will be measured relative to the plan projections for the period and may be adjusted to address the following macro-economic scenarios and unplanned events: (i) for material movements in interest rates or equity levels during the threeyear period, the metric outcome for the period may be adjusted based on the plan sensitivities for impacts on the Generation of Net Cash Flow Available to the Company, and (ii) for significant movements arising from the interaction of path dependent rate or equity movements and the risk framework in place during the period, the Committee may assess the performance of the hedging program to adjust the final outcome. The Committee may also adjust for the impact of significant events, including, but not limited to, new business investment, business continuity disruptions, restructuring initiatives, mergers and acquisitions, guarantee fund assessments in the event of insurance company liquidations, material litigation and regulatory matters, and legislative, regulatory, or accounting changes, as determined by the Committee, or such other factors as enumerated in Section 9.5 of the Plan.
(c)    Straight-line Interpolation. With respect to both Performance Goals, achievement of a Performance Goal in excess of threshold performance and below target performance, or in excess of the target performance and below maximum performance will be calculated by the Administrator by straight-line interpolation between threshold and target performance and between target and maximum performance.

(d)    Determination of Performance Achievement Relative to Performance Goals: As soon as practicable after the end of the Performance Cycle but in any event within 60 days after end of the Performance Cycle, the Administrator shall determine in writing the extent to which the Performance Goals have been achieved (the date on which such determination is made, the “Determination Date”) and the number of PSUs that have been earned based on such
-A4 of 11-

Exhibit 10.2

achievement. In making such determination, the Administrator shall be permitted to exercise any discretion permitted under the Plan.

(e)    The “Target Adjusted Operating Return on Equity” and the “Target Generation of Net Cash Flow Available to the Company” shall be set forth in the Notice.

(f)    Relative Total Shareholder Return Adjustment: The vesting level of the Target PSUs otherwise achieved under the Target Adjusted Operating Return on Equity and the Target Generation of Net Cash Flow Available to the Company Performance Goals shall be adjusted based on the placement of the Company’s three-year Relative Total Shareholder Return (“Relative TSR”) as compared to the peer group identified by the Committee for this purpose. The vesting level otherwise achieved shall be adjusted as set forth in the table below.

Relative TSR Performance Quartile Placement	Multiplier (to be applied to final vesting level)
First	120%
Second	100%
Third	100%
Fourth	80%

For purposes of this Section 4(f), Relative TSR shall mean the total shareholder return as determined by dividing (1) the sum of (i) the Ending Period Average Price minus the Beginning Period Average Price and (ii) all dividends and other distributions paid on the Company’s common stock during the Performance Cycle, assuming such dividends and other distributions are invested in shares on the ex-dividend date for such dividend or other distribution, by (2) the Beginning Period Average Price. For this purpose:
“Beginning Period Average Price” shall mean the average official closing price per share of the issuer over the 20 consecutive trading days ending with and including December 31, 2022 (if the applicable day is not a trading day, the immediately preceding trading day); and
“Ending Period Average Price” shall mean the average official closing price per share of the issuer over the 20 consecutive trading days ending with and including December 31, 2025 (if the applicable day is not a trading day, the immediately preceding trading day).
The Company’s Relative TSR, along with that of each company in the peer group defined for this purpose, will be ranked in descending order. In the event any member of the peer group liquidates or reorganizes under the United States Bankruptcy Code (U.S.C. Title 11) before the end of the Performance Period, such member shall remain in the peer group for purposes of calculating the payout modifier, with its Relative TSR measured over the period up to the point of liquidation or reorganization. If any member of the peer group is acquired by another entity before the end of the Performance Period, such member shall be removed from the peer group for purposes of calculating the payout modifier. In all other cases involving merger, reorganization or material change in ownership, legal structure, or business operations of any member of the peer group before the end of the performance period, the Committee shall have discretionary authority to retain, remove, or replace such member for purposes of calculating the payout modifier.
-A5 of 11-

Exhibit 10.2

The Committee shall have the authority to make appropriate adjustments to account for extraordinary items affecting the Relative TSR. Notwithstanding any of the foregoing, in no event shall an adjustment made pursuant to this Section 4(f) cause the vesting level of the Target PSUs to exceed 200%.
5.Delivery.
(a)In the case of the vesting of PSUs as described in Section 2(a), or due to a Participant’s death, one Share, or a cash payment equal to the Fair Market Value of one Share as of the payment date, as applicable, shall be delivered in respect of each earned and vested PSU within 30 days following (i) the occurrence of the Vesting Date, or (ii) the Participant’s death, as applicable. In the event of the death of the Participant, the delivery of Shares or cash payment under this Section 5 shall be made to the Participant’s estate.
(b)In the case of the vesting of PSUs due to a Vesting Event described in Section 2(b)(ii) (termination without Cause or with Good Reason) or, subject to the Participant’s compliance with Section 13(b), due to a Qualifying Retirement, as described in Section 2(b)(iii), one Share, or a cash payment equal to the Fair Market Value of one Share as of the payment date, as applicable, will become deliverable in respect of each earned and vested PSU, subject to the Participant executing a general release of claims in favor of the Company and its affiliates, directors and officers in a form provided by the Company (“Release of Claims”) and to such release becoming irrevocable within 55 days after such termination (such 55-day period, the “Release Period”). Subject to the Participant’s compliance with the release requirement described in the preceding sentence, Shares or cash payments deliverable due to a termination without Cause or with Good Reason or due to a Qualifying Retirement will be delivered (i) within 30 days following the Vesting Date or, if later, (ii) on the date on which the Release of Claims becomes irrevocable (but if the Release Period spans two taxable years of the Participant, not before the first day of such second taxable year). If the Participant fails to timely satisfy this release requirement, all PSUs otherwise vesting under Section 2(b)(ii) or pursuant to a Qualified Retirement under Section 2(b)(iii), as applicable (along with any Shares issuable or cash payment payable with respect to such PSUs), shall be forfeited and the Participant will have no further rights with respect thereto.
(c)In the case of a Vesting Event due to the Participant’s Disability, as described in Section 2(b)(iii), one Share, or a cash payment equal to the Fair Market value of one share, as applicable, will become deliverable in respect of each earned and vested PSU. Shares or cash payments deliverable under this Section 5(c) will be delivered within 30 days following the Vesting Date.
6.Certain Definitions. For purposes of this Award Agreement and notwithstanding any provision of the Plan to the contrary, the following definitions will apply:
(a)“Cause” means any of the following: (i) the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (ii) the Participant’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to a material portion of the Participant’s work duties; (iii) the Participant’s willful or grossly negligent failure to perform his or her material employment-related duties for the Company or a Subsidiary, or willful misconduct in the performance of such duties; (iv) the Participant’s material violation of any Company or Subsidiary policy as in effect from time to time; (v) the Participant’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its
-A6 of 11-

Exhibit 10.2

Subsidiaries; (vi) the Participant’s failure to return to a partial or full-time in-office working environment, as required by the Company, following a remote work arrangement that was temporary in nature; or (vii) the Participant’s breach of any award agreement, employment agreement, or noncompetition, nondisclosure or nonsolicitation agreement to which the Participant is a party or by which the Participant is bound; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Cause” shall have the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Committee following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Participant’s employment for Cause. All rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Committee or its designee, or during any negotiations between the Committee or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.
(b)“Good Reason” means:
(i)    in the case of any Participant who, as the date of determination is party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual that defines “Good Reason,” the meaning specified in such agreement; or
(ii)    if no such agreement exists or if such agreement does not define “Good Reason,” the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the appliable circumstances): (i) a material reduction in the Participant’s base salary; (ii) a material reduction in the Participant’s target annual total cash compensation, which is comprised of base salary, target annual bonus opportunity, and target annual production-related sales compensation (if applicable); or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles. For the avoidance of doubt, to the extent the Company requires a Participant to return to a partial or full-time in-office working environment following a remote work arrangement that was temporary in nature, such required return to office shall not constitute Good Reason. In order for a termination of employment for Good Reason to be effective, the Participant must terminate his or her employment within 30 days following the expiration of the cure period set forth in this Section 6(b)(ii).
(c)    “Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant (i) has attained age 55 and completed at least 10 years of employment with the Company or a Subsidiary, or (ii) has attained a minimum age of 50, and the sum of (y) the Participant’s age, plus (z) number of years of service, both calculated in completed years and months, equals 65 or more.
7.Adjustments Upon Certain Events. The Administrator shall, in its sole discretion, make equitable substitutions or adjustments to the number of Shares and the PSUs pursuant to Section 4.3 of the Plan.
8.No Right to Continued Employment. Neither the Plan, the Notice nor this Award
-A7 of 11-

Exhibit 10.2

Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Subsidiaries. Further, the Company (or, as applicable, its Subsidiaries) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or this Award Agreement, except as otherwise expressly provided herein.
9.No Acquired Rights. The Award has been granted entirely at the discretion of the Administrator. The grant of the Award does not obligate the Company to grant additional Awards to the Participant in the future (whether on the same or different terms).
10.No Rights of a Shareholder; Dividend Equivalent Payments.
(a)The Participant shall not have any rights or privileges as a shareholder of the Company in respect of PSUs, which for the avoidance of doubt includes no rights to dividends or to vote, until the underlying Shares have been registered in the Company’s register of shareholders as being held by the Participant.
(b)Section 10(a) notwithstanding, in the event that the record date for an ordinary dividend cash payment on the Shares occurs following the Grant Date and prior to the date on which the PSUs are settled, a Dividend Equivalent shall be credited in respect of each PSU granted to the Participant hereunder that is then outstanding, in an amount equal to the amount of such cash dividend. The dollar value of each such Dividend Equivalent shall be deemed reinvested in additional PSUs (rounded to the sixth decimal), based on the closing market price of a Share reported for the date the corresponding dividend is payable to shareholders. The additional PSU(s) into which the Dividend Equivalent is deemed reinvested shall not be payable unless the related PSUs (or portion thereof) become earned and vested, and shall be forfeited to the extent that the related PSUs (or portion thereof) are forfeited. For the avoidance of doubt, any such additional PSUs shall become earned to the same extent that the related PSUs become earned, if at all. Any such additional PSUs shall be paid when the related PSUs vest, in the same form as the related PSUs.
11.Transferability of PSUs. Except as set forth in Section 5(a), the PSUs (and, prior to their actual issuance, the Shares) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 11 shall be void and unenforceable. Notwithstanding the foregoing, the Participant may, with the prior approval of the Company, transfer the PSUs for estate planning purposes.
12.Withholding; Taxation; Specified Employees.
(a)The Company and the Participant shall cooperate to satisfy applicable federal, state and local income and employment tax withholding requirements applicable to the grant, vesting and settlement of the PSUs and any Dividend Equivalents payable under Section 10(b) (the “Required Withholding”). For Share-settled awards, the Company shall withhold from the Shares that would otherwise have been transferred to the Participant in settlement of vested PSUs the number of Shares necessary to satisfy the Participant’s Required Withholding unless, subject to the Company’s consent, the Required Withholding shall previously have been satisfied by the Participant or from other amounts payable by the Company to the Participant and, if applicable, shall deliver the remaining Shares to the Participant. The amount of the Required Withholding and the number of Shares to be withheld by the Company, if applicable, to satisfy Participant’s Required
-A8 of 11-

Exhibit 10.2

Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the then Fair Market Value of the Shares. The obligations of the Company under this Award Agreement will be conditioned on such satisfaction of the Required Withholding.
(b)The Award and this Award Agreement are intended to comply with Section 409A of the Code and should be interpreted accordingly. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Section 12 and the other provisions of this Award Agreement, this Section 12 will govern. Nonetheless, the Company does not guarantee the tax treatment of the Award.
(c)In no event will the Participant be permitted to designate, directly or indirectly, the taxable year of the delivery. To the extent the Award includes a “series of installment payments” as described in Treas. Reg. § 1.409A-2(b)(2)(iii), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment. The Award is subject to offset solely to the extent permitted by the Plan and Section 409A of the Code. To the extent any payment under the Award is conditioned on the effectiveness of a release of claims and the period the Participant is afforded to consider the release spans two taxable years of the Participant, payment will be made in the second taxable year.
(d)Notwithstanding anything in this Award Agreement to the contrary, (i) to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi) and subject to approval by the Administrator, settlement of the Award may be accelerated to the extent necessary to satisfy employment tax withholding obligations that arise with respect to the Award, and (ii) the Company may terminate this arrangement and deliver Shares hereunder in a manner consistent with Treas. Reg. § 1.409A3(j)(4)(ix).
(e)Notwithstanding any other provisions of this Award Agreement to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, delivery of Shares on account of termination of the Participant’s employment with the Company or any Subsidiary may not be made before the date that is six (6) months after the date of such termination of employment (or, if earlier, the date of the Participant’s death).
13.Clawback/Forfeiture; Other Company Policies.
(a)Notwithstanding anything to the contrary contained herein or in the Plan, in consideration for the grant of this Award, the Participant agrees that the PSUs and any Shares or cash delivered in settlement of the PSUs, including in respect of Dividend Equivalents pursuant to Section 10(b), (i) will be subject to the terms of the Jackson Financial Inc. Compensation Clawback Policy, as may be amended from time to time and, in accordance with such policy, may be subject to the requirement that the Shares underlying the PSUs or any cash payments made in respect thereof be repaid or returned to the Company after they have been distributed to the Participant, and (ii) will, along with any other equity interests in the Company held by the Participant, be subject to any policy with
-A9 of 11-

Exhibit 10.2

respect to hedging or pledging of Shares that the Company may have in effect from time to time.
(b)Unless otherwise approved by the Administrator, as a condition to the Qualified Retirement Vesting Event described in Section 2(b)(iii), the Participant shall not, to the extent permitted by applicable law, during the period following a Qualifying Retirement and prior to the Vesting Date, without the prior written consent of the Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity, (i) own any interest in, manage, control, participate in, consult with, render services for, or otherwise be or be connected in any manner with any business competing directly or indirectly with the business of the Company or the business of its Subsidiaries or any other business that the Company and its Subsidiaries have conducted during the one-year period immediately preceding the date of such Qualifying Retirement or has plans to conduct as of the date of such Qualifying Retirement anywhere in the world, or (ii) induce or attempt to induce any customer, supplier, broker, agent, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or interfere in any way with the relationship between any such customer, supplier, broker, agent, licensee or business relation and the Company or any of its Subsidiaries. Accordingly, the Participant agrees that, unless otherwise approved by the Administrator, without limiting any of the Company’s rights pursuant to any clawback or recapture policy that the Company may have in effect from time to time, in the event of the Participant’s violation of any of the covenants contained in this Section 13(b), the Participant will immediately forfeit all unvested PSUs held by the Participant, and the Participant will have no further rights with respect thereto.
14.Choice of Law. THE AWARD, THIS AWARD AGREEMENT AND THE NOTICE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THE AWARD, THIS AWARD AGREEMENT OR THE NOTICE MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN MICHIGAN. EACH PARTY HEREBY WAIVES THE RIGHT TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

15.PSUs Subject to Plan. All of the PSUs are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference.
Except as set forth in Section 12(b), if there is any inconsistency between any express provision of this Award Agreement and any express term of the Plan, the express term of the Plan shall govern.
16.Entire Agreement; Severability. The Plan, this Award Agreement and the Notice contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of the Notice or this Award Agreement shall be valid unless the same be in writing and signed by the parties hereto. Whenever possible, each provision of this Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Award Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Award Agreement shall be reformed, construed and
-A10 of 11-

Exhibit 10.2

enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
17.Acceptance of PSUs and Agreement. The Participant has indicated the Participant’s consent and acknowledgement of the terms of this Award Agreement pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, represents to the Company that the Participant has read and understood the Notice, this Award Agreement and the Plan, and, as an express condition to the grant of the PSUs under the Notice and this Award Agreement, agrees to be bound by the terms of the Notice, this Award Agreement and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a click-through button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of the Notice, this Award Agreement and the Plan is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed this Award Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Award Agreement.
18.Transferability of Shares. Any Shares issued or transferred to the Participant pursuant to the Award shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the Notice, this Award Agreement or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Administrator may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.
-A11 of 11-